Exhibit 16

[Ernst & Young LLP Letterhead]

May 6, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated April 30 2004 of Entrust, Inc. and are in agreement with the statements contained in the second, third, and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

[Ernst & Young LLP Letterhead]

May 4, 2004

Mr. David Wagner

Chief Financial Officer

Entrust, Inc.

One Hanover Park

16633 Dallas Parkway

Suite 800

Addison, Texas 75001

Dear Mr. Wagner:

This is to confirm that the client-auditor relationship between Entrust, Inc. (File Number 000-24733) and Ernst & Young LLP has ceased.

Very truly yours,

/s/ Ernst & Young LLP

cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549